Exhibit 99.1


               THE ASIA TIGERS FUND, INC. ANNOUNCES APPOINTMENT OF
                         BLACKSTONE ASIA ADVISORS L.L.C.
                            AS NEW INVESTMENT MANAGER


     NEW YORK, November 8, 2005 - The Asia Tigers Fund, Inc. (NYSE: GRR) (the "Fund") announced today that the Fund's Board of Directors has appointed Blackstone Asia Advisors L.L.C. ("Blackstone Advisors") to serve as the Fund's interim investment manager upon the expiration of the Fund's existing arrangements with Advantage Advisers, Inc. on December 4, 2005. The Board of Directors also approved a new investment management agreement between the Fund and Blackstone Advisors which will be submitted to stockholders for approval. The interim agreement will remain in effect until the earlier of (i) stockholder approval of the new agreement and (ii) May 3, 2006. There will be no increase in management fees under the new agreements with Blackstone Advisors.

     Punita Kumar-Sinha, the Fund's portfolio manager for the last six years, will, supported by her investment team, continue to manage the Fund's assets on a day-to-day basis as portfolio manager under new employment arrangements with Blackstone Advisors.

     Blackstone Advisors is a newly-formed affiliate of The Blackstone Group. The Blackstone Group, a private investment and advisory firm with offices in New York, Atlanta, Boston, London, Hamburg, Paris and Mumbai, was founded in 1985. The firm has raised a total of approximately $46 billion for alternative asset investing since its formation, including $1 billion for private equity investments in India. The Blackstone Group's six core businesses are Private Equity Investing, Private Real Estate Investing, Corporate Debt Investing, Marketable Alternative Asset Management, Corporate Advisory, and Restructuring and Reorganization Advisory. The Directors believe that the Blackstone personnel and skills involved in these activities should contribute to the success of the Fund.


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     The Fund is a closed-end management investment company that seeks long-term capital appreciation by investing primarily in Asian equity securities. The Fund conducts quarterly repurchase offers and is traded on the New York Stock
Exchange under the trading symbol "GRR".

     Periodically updated information on the Fund can be obtained through the Fund's toll-free phone line at 1-800-421-4777. Information provided includes a recorded update including monthly portfolio manager commentary, the weekly net asset value calculation and other information.

     This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "believe," "continue," or other similar words. Such forward-looking statements are based on the Fund's current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in the Fund's filings with the Securities and Exchange Commission.


              Contact:
              Advantage Advisers, Inc.           Blackstone Asia Advisors L.L.C.
              1-800-421-4777                     John Ford
                                                 1-212-583-5559